As filed with the Securities and Exchange Commission on December 1, 2016	Registration No. 333-140798

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

RBS Holdings N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Gustav Mahlerlaan 350, 1082 ME Amsterdam, The Netherlands

(Address of principal executive offices)

ABN AMRO Global Key Employee Retention Plan

(Full title of the plan)

CT Corporation System 111 Eighth Ave. New York, NY 10011 (212) 894-8940] (Name, address, including zip code, and telephone number, including area code, of agent for service)	Copies to: Sonia Gilbert, Esq. Clifford Chance, London 10 Upper Bank Street London, E14 5JJ DX:149120 Canary Wharf 3 United Kingdom +(44) (20) 7006 1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 126-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8, Registration No. 333-140798, filed on February 20, 2007 (the “Registration Statement”), registering units issuable pursuant to the ABN AMRO Global Key Employee Retention Plan (the “Plan”) for a maximum aggregate offering price of $55 million.

RBS Holdings N.V., formerly known as ABN AMRO Holding N.V. (the “Registrant”), is no longer issuing securities pursuant to the Plan. In accordance with the Registrant's undertaking in Part II, Item 9 of the Registration Statement, the Registrant is filing this amendment to remove from registration by means of this post-effective amendment any and all securities originally reserved for issuance under the Plan and registered under the Registration Statement that remain unsold or unissued as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, RBS Holdings N.V., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Amsterdam, The Netherlands, on the 28th day of November, 2016.

RBS HOLDINGS N.V. (Registrant)

By:	/s/ Cornelis Visscher
Name: Cornelis Visscher Title: Board member

By:	/s/ Gino Gorter
Name: Gino Gorter Title: Company secretary

Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this Post-Effective Amendment No. 1 to the Registration Statement in New York, New York on November 28, 2016.

By:	/s/ Caitlin Behrens
Caitlin Behrens as the duly authorized
representative of the Registrant
in the United States

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 of the Securities Act.